Exhibit 15.1

Consent of Independent registered public accounting firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-127013, 333-141654, 333-155442, 333-155444 and 333-164091) pertaining to the employee stock option plan of RADVISION Ltd. of our reports dated April 26, 2010, with respect to the consolidated financial statements and schedule of RADVISION Ltd and the effectiveness of internal control over financial reporting of RADVISION Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2009.

/s/ Kost Forer Gabbay & Kasierer Kost Forer Gabbay & Kasierer A Member of Ernst & Young Global

Tel-Aviv, Israel
April 26, 2010